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                                                                  Exhibit 99.1
                       Press Release, dated May 6, 1998.

         OXIS INTERNATIONAL ANNOUNCES CLOSING OF $6.3 MILLION IN FIRST
                  TRANCHE OF PRIVATE INSTITUTIONAL FINANCING

               Expectation Is To Raise Approximately $8 Million

PORTLAND, Ore.-- May 6, 1998 -- OXIS International, Inc. (NASDAQ: OXIS, Nouveau Marche OXIS), a leading developer of new products and technologies to diagnose, treat and prevent diseases caused by oxidative stress, announced today the closing of the first tranche of a private equity financing. OXIS expects to raise approximately eight million U.S. dollars. In the financing, the Company is issuing units consisting of one share of common stock, plus one warrant to purchase a share of common stock. The units were priced at the closing price of OXIS common stock the day prior to the signing of the subscription agreements. The warrants have an exercise price equal to 120% of the unit prices. The investors are all institutional investors from the U.S. and Europe. Major investors include Credit Suisse Pharma Fund, Banc Pictet & Cie and Swiss Re Investors in Europe and SR One Limited, the U.S venture capital arm of SmithKline Beecham PLC. Credit Lyonnais is acting as the placement agent.

The closing of the first tranche resulted in gross proceeds to the Company of $6.3 million. The second tranche, for which commitments from the investors have already been received and funds relating thereto have been placed in escrow, is expected to yield gross proceeds to the Company of approximately $1.6 million. The funds from the second tranche are expected to be released to the Company following the Company's annual meeting scheduled to be held in July, and the satisfaction of certain other conditions.

"Completion of this financing is an extremely important step to the Company," stated Ray R. Rogers, chairman of OXIS. "The majority of these funds will be used to provide support for our therapeutic Company, OXIS Therapeutics, Inc., to continue the development of our lead molecule, BXT-51072, for ulcerative colitis and other indications. In addition, the funds will be used in connection with the development of our oxidative stress and wellness assessment business, through OXIS Health Products Inc., and will support the early stages of our planned entry into the nutraceutical and dietary supplement markets."
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OXIS International, Inc. is a drug discovery and diagnostics company focused on the development of novel therapeutic molecules, diagnostic products and supportive technologies to diagnose, treat and prevent diseases associated with damage from free radicals and reactive oxygen species (ROS). The Company is currently testing its lead molecule from a series of mimics of the natural antioxidant enzyme, glutathione peroxidase, in a Phase II trial for ulcerative colitis. Through its catalog, the Company also offers assays, spin traps, antioxidants and fine chemicals to basic and clinical researchers working in the oxidative stress area.

All securities mentioned in this press release will not be or have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Certain of the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including the Company's ability to complete the second tranche of private financing, timely development and market acceptance of new products, the impact of competitive products and pricing, economic conditions, and other risks detailed from time to time in the Company's SEC reports. These factors could cause actual results to differ materially from those described in any forward-looking statements.

OXIS has headquarters in Portland, Oregon, with research facilities outside Paris, France. Visit OXIS International on the World Wide Web at http://www.oxis.com.